SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) September 30, 1997

                          Commission File Number 1-5581


                                  WATSCO, INC.

               (Exact name of registrant as specified in charter)


           FLORIDA                                      59-0778222

         (State or other                          (I.R.S. Employer
          jurisdiction of                       Identification No.)
          incorporation)


                      2665 South Bayshore Drive, Suite 901
                          Coconut Grove, Florida 33133
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number including area code: (305) 858-0828

                                 Not applicable
          (Former name or former address, if changed since last report)

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On September 30, 1997 ("closing date"), Watsco, Inc. ("Watsco") and Trek Corporation ("Trek") completed a transaction pursuant to a Stock Purchase Agreement (the "Agreement") whereby Watsco purchased all of the issued and outstanding capital stock of Baker Distributing Company ("Baker"), a wholly-owned subsidiary of Trek. Baker is a wholesale distributor of air conditioning, refrigeration and heating equipment and related parts and supplies operating in the states of Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina and Virginia.

     The purchase price was approximately $65 million and is subject to adjustment following an audit of Baker's financial statements as of the closing date. Payment of the purchase price was funded from borrowings under Watsco's syndicated revolving credit agreement led by NationsBank.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS                                       PAGE NO.
------------------------------------------                                       --------

(a) Consolidated financial statements of Baker Distributing Company and subsidiary:

     Independent Auditors' Report                                                    5

     Consolidated Balance Sheets as of June 30, 1997 (unaudited) and September
     30, 1996                                                                        6-7

     Consolidated Statements of Income and Retained Earnings for the nine months ended June 30, 1997 and 1996 (unaudited) and the year ended September 30,
     1996                                                                            8

     Consolidated Statements of Cash Flows for the nine months ended June 30,
     1997 and 1996 (unaudited) and the year ended September 30, 1996                 9

     Notes to Consolidated Financial Statements                                      10-14

(b)  Unaudited pro forma condensed consolidated financial statements:

     (i)      Unaudited Pro Forma Condensed Consolidated Balance Sheet as of
              June 30, 1997 giving effect to the acquisition of Baker as if it       15
              had been consummated on June 30, 1997

     (ii)     Unaudited Pro Forma Condensed Consolidated Statements of Income
              for the six months ended June 30, 1997 and the year ended December
              31, 1996 giving effect to the acquisition of Baker as if it had
              been consummated on January 1, 1997 and January 1, 1996,               16-17
              respectively

     (iii)    Notes to Unaudited Pro Forma Condensed Consolidated Financial
              Statements                                                             18

(c)     Exhibits:

    10.19.  Stock Purchase Agreement dated as of September 10, 1997 by and           19-83
             between Watsco, Inc. and Trek Corporation


                                   SIGNATURES

  Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            WATSCO, INC.


                                            By: /S/  BARRY S. LOGAN
                                               -------------------------------
                                               Barry S. Logan
                                               Vice President and Secretary
                                               (Chief Financial Officer)

Date:  October 14, 1997

ITEM 7(a)


                    BAKER DISTRIBUTING COMPANY AND SUBSIDIARY

                 (A WHOLLY-OWNED SUBSIDIARY OF TREK CORPORATION)

                        CONSOLIDATED FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT





Board of Directors and Stockholder
Baker Distributing Company

     We have audited the accompanying consolidated balance sheet of Baker Distributing Company (formerly known as Baker Bros., Inc.) and subsidiary (the "Company"), a wholly-owned subsidiary of Trek Corporation, as of September 30, 1996, and the related consolidated statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Baker Distributing Company and subsidiary as of September 30, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP
Jacksonville, Florida

November 22, 1996
     (September 30, 1997 as to Note 10)


                    BAKER DISTRIBUTING COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 1997 AND SEPTEMBER 30, 1996
                                 (In thousands)



                                                            JUNE 30,      SEPTEMBER 30,
                                                               1997               1996
                                                         -----------      ------------
                                                         (Unaudited)
ASSETS
Current assets:
  Cash                                                    $   3,020          $   2,213
  Accounts receivable, less allowance for                    15,132             17,884
    doubtful accounts of $582 and $374,
        respectively
  Employee receivables                                          584                845
  Inventories                                                23,056             23,619
  Prepaid expenses                                              268                178
                                                          ---------          ---------
    Total current assets                                     42,060             44,739
                                                          ---------          ---------
Property, plant and equipment, at cost:
  Land                                                           12                 15
  Buildings and improvements                                    290                507
  Vehicles and warehouse equipment                            1,789              1,872
  Furniture and fixtures                                      1,885              2,053
  Leasehold improvements                                      1,216              1,329
                                                          ---------          ---------
                                                              5,192              5,776
  Less accumulated depreciation and amortization              3,239              3,273
                                                          ---------          ---------
                                                              1,953              2,503
                                                          ---------          ---------
Other assets                                                    808                952
Deferred income taxes                                         1,223              1,223
Due from parent, net                                          3,545               --
                                                          ---------          ---------
Total assets                                              $  49,589          $  49,417
                                                          =========          =========













                                   (continued)



                    BAKER DISTRIBUTING COMPANY AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 1997 AND SEPTEMBER 30, 1996
                                 (In thousands)

                                                                          June 30,      September 30,
                                                                              1997               1996
                                                                         ---------          ---------
                                                                        (Unaudited)
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable                                                       $  11,100          $  12,047
  Accrued liabilities:
    Salaries and bonuses                                                       896              1,371
    Profit-sharing plan                                                        350                910
    Other                                                                    1,624              1,380
  Income taxes payable                                                         673                194
  Current portion of long-term debt                                             75                 69
  Deferred income taxes                                                        939                939
                                                                         ---------          ---------
    Total current liabilities                                               15,657             16,910
                                                                         ---------          ---------

Due to parent, net                                                            --                  145
Deferred compensation under stock
  appreciation rights plan                                                   2,078              2,557
Long-term debt, net of current portion                                         112                160

Commitments and contingencies (Notes 5 and 8)

Stockholder's equity:
  Common stock - no par value; authorized, issued
    and outstanding 60 shares                                                4,157              4,157
  Retained earnings                                                         27,585             25,488
                                                                         ---------          ---------
    Total stockholder's equity                                              31,742             29,645
                                                                         ---------          ---------
Total liabilities and stockholder's equity                               $  49,589          $  49,417
                                                                         =========          =========










                 See notes to consolidated financial statements.


                    BAKER DISTRIBUTING COMPANY AND SUBSIDIARY
             CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS
 FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND 1996 AND YEAR ENDED SEPTEMBER 30, 1996
                                 (In thousands)


                                                             NINE MONTHS ENDED
                                                                  JUNE 30,           YEAR ENDED
                                                          -----------------------  SEPTEMBER 30,
                                                             1997         1996         1996
                                                          ----------   ----------   ----------
                                                                (Unaudited)
Revenues:
    Net sales                                             $  102,536   $  113,507   $  163,600
    Other income                                                 440          376          560
                                                          ----------   ----------   ----------
        Total revenues                                       102,976      113,883      164,160
                                                          ----------   ----------   ----------
Cost and expenses:
    Cost of sales                                             78,475       87,132      124,961
    Selling, general and administrative expenses              20,986       22,427       32,119
                                                          ----------   ----------   ----------
        Total costs and expenses                              99,461      109,559      157,080
                                                          ----------   ----------   ----------
Operating income                                               3,515        4,324        7,080
Interest expense                                                  21          208          239
                                                          ----------   ----------   ----------
Income before income taxes                                     3,494        4,116        6,841

Provision for income taxes:
    Federal                                                    1,223        1,406        2,268
    State                                                        174          240          389
                                                          ----------   ----------   ----------
      Total provision for income taxes                         1,397        1,646        2,657
                                                          ----------   ----------   ----------
Net income                                                     2,097        2,470        4,184
Retained earnings, beginning of period                        25,488       21,304       21,304
                                                          ----------   ----------   ----------
Retained earnings, end of period                          $   27,585   $   23,774   $   25,488
                                                          ==========   ==========   ==========














                 See notes to consolidated financial statements.


                    BAKER DISTRIBUTING COMPANY AND SUBSIDIARY
                            STATEMENTS OF CASH FLOWS
 FOR THE NINE MONTHS ENDED JUNE 30, 1997 AND 1996 AND YEAR ENDED SEPTEMBER 30, 1996
                                 (In thousands)


                                                                   NINE MONTHS ENDED
                                                                       JUNE 30,             YEAR ENDED
                                                             --------------------------   SEPTEMBER 30,
                                                                 1997           1996           1996
                                                             -----------    -----------    -----------
                                                                    (Unaudited)
Cash flows from operating activities:
  Net income                                                 $     2,097    $     2,470    $     4,184
  Adjustments to reconcile net income to net
    cash provided by operating activities:
  Depreciation and amortization                                      617            707            812
  Loss (gain) on sale of property, plant and equipment              (144)            33             56
  Deferred income taxes                                               --            (68)           (83)
  Changes in assets and liabilities:
    Decrease (increase) in:
      Accounts receivable                                          2,752         (2,253)        (1,317)
      Employee receivables                                           261             (5)           (68)
      Inventories                                                    563         (4,219)        (2,560)
      Prepaid expenses and other assets                              (95)           (38)           165
    Increase (decrease) in:
      Accounts payable                                              (947)         3,383          2,702
      Accrued liabilities                                           (791)          (131)           416
      Taxes payable                                                  479          1,438             82
      Deferred compensation under stock appreciation                (479)            --            342
        rights plan
                                                             -----------    -----------    -----------
      Net cash provided by operating activities                    4,313          1,317          4,731
                                                             -----------    -----------    -----------
Cash flows from investing activities:
    Advances to parent                                            (3,690)        (2,808)        (3,891)
    Purchases of property, plant and equipment                      (278)          (422)          (497)
    Proceeds from sales of property, plant and equipment             504              8             26
                                                             -----------    -----------    -----------
    Net cash used in investing activities                         (3,464)        (3,222)        (4,362)
                                                             -----------    -----------    -----------
Cash flows from financing activities:
  Payments on long-term debt                                         (42)            (4)           (65)
                                                             -----------    -----------    -----------
Net increase (decrease) in cash                                      807         (1,909)           304
Cash at beginning of year                                          2,213          1,909          1,909
                                                             -----------    -----------    -----------
Cash at end of year                                          $     3,020    $        --    $     2,213
                                                             ===========    ===========    ===========

Supplemental disclosures of cash flow information:
  Cash paid for:
   Interest                                                  $        21    $        17    $       239
                                                             ===========    ===========    ===========
   Income taxes                                              $       437    $       217    $       270
                                                             ===========    ===========    ===========

Federal income taxes payable of $481, $0 and $2,281 for the nine months ended
June 30, 1997 and 1996 and the year ended September 30, 1996, respectively, were offset against the due from (to) parent as the Company's parent made federal tax payments on its behalf.


                 See notes to consolidated financial statements.

                    BAKER DISTRIBUTING COMPANY AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (In thousands)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation - The consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and include the accounts of Baker Distributing Company (the "Company") and its wholly-owned subsidiary, Booth Refrigeration Supply Co., Inc. ("Booth"). All material intercompany profits, transactions and balances have been eliminated. The Company is a wholly-owned subsidiary of Trek Corporation (the "Parent").

     Interim Financial Information - The unaudited consolidated balance sheet as of June 30, 1997 and the unaudited consolidated statements of income and retained earnings and cash flows for the nine months ended June 30, 1997 and 1996 include, in the opinion of management, all adjustments necessary to present fairly the Company's consolidated financial position, results of operations and cash flows. The results for the nine months ended June 30, 1997 are not necessarily indicative of the results for the year ending September 30, 1997. The sale of the Company's products is seasonal with revenues generally increasing during the months of May through August.

     Cash - Cash includes cash on hand and on deposit at various financial institutions.

     Depreciation and Amortization - Property, plant and equipment are stated at cost. Depreciation and amortization are computed by the straight-line method over the estimated useful lives of the assets. When items of property are retired or otherwise disposed of, the cost of the assets and the accumulated depreciation are removed from the accounts. Any resulting gains or losses are taken into income.

     Discount amortization - Discounts on long term debt are being amortized on a straight-line basis over the life of the related debt.

     Income Taxes - Deferred income taxes are calculated in accordance with the method described by the Financial Accounting Standards Board under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Accordingly, deferred income taxes are recognized for items of income and loss recognized in different periods for financial and income tax reporting purposes and on differences between book and tax bases of net assets acquired in purchase transactions using presently enacted rates.

     Use of Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Fair Value of Financial Instruments - The Company believes the carrying amount of its financial instruments (cash, accounts receivable, employee receivables, accounts payable, deferred compensation under stock appreciation rights plan and long-term debt) is a reasonable estimate of the fair value of these instruments.

     Future Accounting Pronouncements - In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121, which is effective for years beginning after December 15, 1995, establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain identifiable intangibles to be disposed of. Impairment is assessed by comparing the book value of such assets to the estimated undiscounted future operating cash flows expected to result from the use of the asset and its final disposition. If the sum of the expected future cash flow is less than the carrying amount of the asset, an impairment loss is recognized based on the fair value of the asset. Effective October 1, 1996, the Company adopted SFAS 121. The adoption of SFAS 121 did not have a material effect on the Company's consolidated financial position or results of operations.

2.  BUSINESS

     Substantially all of the Company's revenue is derived from the wholesale distribution of air conditioning, refrigeration and heating equipment, appliances, parts and supplies. The Company's operations encompass the states of Alabama, Florida, Georgia, Louisiana, North Carolina, South Carolina and Virginia.

3.  INVENTORIES

     All inventories are valued at the lower of cost determined by the last-in, first-out (LIFO) method or market. The LIFO method results in a more appropriate matching of current costs with current revenues. Under the LIFO method of inventory valuation, inventories were reduced by approximately $4,018 at September 30, 1996.

     If the first-in, first-out (FIFO) method of inventory valuation had been used, income before income taxes would have been increased by approximately $892 for the year ended September 30, 1996.

4.  LONG-TERM DEBT

     Long-term debt at September 30, 1996 consists of:

        Mortgage note (7-1/4% at September 30, 1996) due in
        monthly installments of $6 including interest through
        June, 1998 (interest rate renegotiable, not to exceed
        9-1/2%)                                                       $102

        5% Small Business Administration Loans - due through
        2009 in monthly installments of $2 including interest,
        net of unamortized discount of $88 based on imputed
        interest rate of 18% of $2 including interest                 127
                                                                   ------
                                                                      229
        Less current portion                                          (69)
                                                                   ------
                                                                     $160
                                                                   ======

     The mortgage note is collateralized by land and a building with an immaterial book value. The Small Business Administration loan is collateralized by inventories and accounts receivable.

     Maturities of long-term debt after September 30, 1996 are as follows:

               1997                            $ 69
               1998                              51
               1999                               7
               2000                               8
               2001                               8
               Thereafter                        86
                                             ------
                                               $229
                                             ======

5.  OPERATING LEASES

     The Company leases certain facilities and equipment under noncancellable long-term operating leases which expire at various dates through 2014. Future minimum lease commitments as of September 30, 1996 were as follows:

                                  REAL ESTATE  EQUIPMENT      TOTAL
                                  -----------  ---------   ---------
            1997                    $  3,169   $    496    $   3,665
            1998                       2,902        298        3,200
            1999                       2,103        103        2,206
            2000                       1,397         12        1,409
            2001                       1,149          5        1,154
            Thereafter                 5,481          -        5,481
                                    ---------  ---------   ---------
                                    $ 16,201   $    914    $  17,115
                                    =========  =========   =========

Some leases require the Company to pay property taxes, insurance and normal maintenance and repairs and have renewal options. Total rental expense was approximately $4,313 for the year ended September 30, 1996.

6.  INCOME TAXES

     The provision for income taxes has been computed as if the Company filed tax returns separate from the Parent. The difference between the total taxes reported for the Company and all other subsidiaries of the Parent and the consolidated expense is reported as part of the Parent's tax expense or credit. The Parent therefore receives the benefit of or charge for any difference between the consolidated tax provision and separate return provisions. The provision for income taxes for the year ended September 30, 1996 includes the following:

           Current payable                        $  2,620
           Deferred                                     37
                                                  --------
           Provision for income tax               $  2,657
                                                  ========

     Reconciliation from the statutory U.S. Federal income tax rate to the Company's effective rate is as follows:

           Statutory tax rate                        35.0%
           Effect of graduated rates                 (1.0)
           State income taxes, net of Federal
             income tax benefit                       3.9
           Other, net                                  .9
                                                    -----
           Effective tax rate                        38.8%
                                                    ======

     The Company's temporary differences are principally related to depreciation, timing of deductibility of other accruals and recognition of other gains and their related tax effects. Deferred tax assets and liabilities at September 30, 1996 are summarized below:

           Deferred tax assets                     $ 1,223
           Deferred tax liabilities                   (939)
                                                   -------
           Net deferred tax asset                  $   284
                                                   =======

     The Company, through its acquisition of Booth, can utilize certain tax attributes such as a net operating loss carryforward ("NOL") for both regular and alternative minimum tax purposes. The amount of the NOL for regular tax purposes is $949. The utilization of such losses is limited on an annual basis subject to certain limitations in the Internal Revenue Code and will expire in varying amounts ending in the year 2010.

7.  PROFIT-SHARING AND RETIREMENT PLANS

     The Company has a trusteed, non-contributory profit sharing and retirement plan covering substantially all employees of the Company. During the fiscal year ended September 30, 1996, Booth's plan was merged into the Company's plan. The annual contribution to the plan is determined at the discretion of the Board of Directors and amounted to $910 for the year ended September 30, 1996.

8.  RELATED PARTY TRANSACTIONS

     The Parent provided the Company short-term advances with interest at the prime rate during the year ended September 30, 1996. There were no outstanding borrowings at September 30, 1996. Interest incurred on these short-term borrowings was $218 in 1996.

     The Company provides long-term and short-term advances to the Parent. The long-term advances are non-interest bearing and totaled $2,185 at September 30, 1996.

     The Company guarantees two notes aggregating $53,000 for the Parent. Outstanding borrowings under the notes were $37,700 at September 30, 1996.

     The Company incurred costs for the year ended September 30, 1996 of $1,300 for management services provided by the Parent and costs of $40 as a usage charge for the Company's computer system, which was provided by the Parent.

     The Company also guarantees a credit agreement for the Parent. Amounts available under the agreement are adjusted periodically according to seasonal requirements and range from $57,000 to $84,000 for operating capital, letters of credit and bankers acceptance financing. Additionally, $165,000 may be used to enter into foreign exchange contracts. Outstanding borrowings were $28,800 at September 30, 1996. In addition, there were $10,790 of letters of credit and non-discounted bankers acceptances outstanding at September 30, 1996 and the Parent had contracts to sell foreign currencies for U.S. dollars at fixed forward rates of $33,953 and contracts to purchase 1,150,603 Japanese yen ($10,511) at fixed forward rates.

     The Company was allocated costs of $416 for the year ended September 30, 1996 for general business insurance and workmen's compensation insurance that was obtained by the Parent for the benefit of the Company.

     The Company leases one store from the profit sharing and retirement plan as of September 30, 1996. Rental expense to the plan was approximately $29 for the year ended September 30, 1996.

9.  DEFERRED COMPENSATION UNDER APPRECIATION RIGHTS PLAN

     The Parent has a deferred compensation plan under which common stock appreciation rights may be granted. Holders of the stock appreciation rights are entitled to receive cash in an amount equal to the increase in book value per share over the initial value. The charge to operations under the stock appreciation rights plan was approximately $430 for the year ended September 30, 1996.

10. SUBSEQUENT EVENTS

     Effective June 30, 1997, Booth, the Company's wholly-owned subsidiary, was merged with and into the Company.

     On September 30, 1997, the Parent completed a transaction pursuant to a Stock Purchase Agreement (the "Agreement") with Watsco, Inc. ("Watsco") whereby the Parent sold all of the outstanding capital stock of the Company to Watsco. The accompanying financial statements do not include the effects, if any, on the carrying amount of assets and liabilities relative to the transaction contemplated in the Agreement.

ITEM 7(b)(i)

                          WATSCO, INC. AND SUBSIDIARIES
                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1997
                                 (IN THOUSANDS)


                                                                                  PRO FORMA         PRO FORMA
                                                         WATSCO        BAKER     ADJUSTMENTS       CONSOLIDATED
                                                     -----------   -----------   -----------       -----------
                                                                                  Dr. (Cr.)
ASSETS
Current assets:
  Cash and cash equivalents                          $     6,123   $     3,020   $                 $     9,143
  Accounts receivable, net                               110,119        15,132                         125,251
  Inventories                                            150,115        23,056         4,393           177,564
  Prepaid expenses and other current assets                9,282           852          (584)(2)         9,550
                                                     -----------   -----------   -----------       -----------
    Total current assets                                 275,639        42,060         3,809           321,508
                                                     -----------   -----------   -----------       -----------

Property, plant and equipment, net                        25,245         1,953                          27,198
Intangible assets, net                                    39,279           529        31,333            71,141
Other assets                                               9,050         1,502          (790)(2)         9,762
Due from parent                                             --           3,545        (3,545)(2)            --
                                                     -----------   -----------   -----------       -----------
                                                     $   349,213   $    49,589   $    30,807       $   429,609
                                                     ===========   ===========   ===========       ===========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
    obligations                                      $       994   $        75   $                 $     1,069
  Accounts payable                                        44,186        11,100                          55,286
  Accrued liabilities                                     16,129         3,543          (673)(2)        19,299
                                                                                         300 (2)
                                                     -----------   -----------   -----------       -----------
    Total current liabilities                             61,309        14,718          (373)           75,654
                                                     -----------   -----------   -----------       -----------
Long-term obligations:
  Borrowings under revolving credit
     agreement                                            57,900            --        65,000           122,900
  Bank and other debt                                     10,438           112                          10,550
                                                     -----------   -----------   -----------       -----------
                                                          68,338           112        65,000           133,450
                                                     -----------   -----------   -----------       -----------

Deferred income taxes and credits                          1,671           939                           2,610
Preferred stock of subsidiaries                            4,413            --                           4,413
Deferred compensation under stock
    appreciation rights plan                                  --         2,078        (2,078)(2)            --

Shareholders' equity:
  Common Stock                                             7,548         4,157        (4,157)(2)         7,548
  Class B Common Stock                                     1,086          --                             1,086
  Paid-in capital                                        156,578          --                           156,578
  Retained earnings                                       48,270        27,585       (27,585)(2)        48,270
                                                     -----------   -----------   -----------       -----------
    Total shareholders' equity                           213,482        31,742       (31,742)          213,482
                                                     -----------   -----------   -----------       -----------
                                                     $   349,213   $    49,589   $    30,807       $   429,609
                                                     ===========   ===========   ===========       ===========

      The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

ITEM 7 (b)(ii)


                          WATSCO, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                   FOR THE SIX MONTHS ENDED JUNE 30, 1997 (IN
                        THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                      PRO FORMA    PRO FORMA
                                                             WATSCO      BAKER       ADJUSTMENTS  CONSOLIDATED
                                                          -----------  -----------   -----------  ------------
                                                                                       Dr. (Cr.)

Revenues                                                  $   293,685  $    71,183  $              $ 364,868
Cost of sales                                                 227,344       54,249       (250)(3)    281,343
                                                          -----------  -----------  ---------      ---------
Gross profit                                                   66,341       16,934        250         83,525
Selling, general and
  administrative expenses                                      51,088       13,277        392         64,757
                                                          -----------  -----------  ---------      ---------
Operating income                                               15,253        3,657       (142)        18,768
                                                          -----------  -----------  ---------      ---------
Other income (expense):
  Investment income, net                                          464         --                         464
  Interest expense                                             (1,567)        --       (2,031)(4)     (3,598)
                                                          -----------  -----------  ---------      ---------
                                                               (1,103)        --       (2,031)        (3,134)
                                                          -----------  -----------  ---------      ---------

Income before income taxes                                     14,150        3,657     (2,173)        15,634
Income taxes                                                   (5,505)      (1,463)       837         (6,131)
                                                          -----------  -----------  ---------      ---------
Net income                                                $     8,645  $     2,194  $  (1,336)     $   9,503
                                                          ===========  ===========  =========      ==========

Earnings per share:
  Primary                                                 $       .50                              $      .55
                                                          ===========                              ==========
  Fully diluted                                           $       .50                              $      .55
                                                          ===========                              ==========

Weighted average shares and equivalent
  shares used to calculate:
  Primary                                                      17,322                                  17,322
                                                          ===========                              ==========
  Fully diluted                                                17,322                                  17,322
                                                          ===========                              ==========







      The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

ITEM 7 (b)(ii)

                          WATSCO, INC. AND SUBSIDIARIES
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                    PRO FORMA        PRO FORMA
                                                         WATSCO      BAKER (A)     ADJUSTMENTS      CONSOLIDATED
                                                     -----------    -----------    -----------      ------------
                                                                                    Dr. (Cr.)
Revenues                                             $   425,389    $   164,160    $                 $   589,549
Cost of sales                                            329,790        124,961           (892)(3)       453,859
                                                     -----------    -----------    -----------       -----------
Gross profit                                              95,599         39,199            892           135,690
Selling, general and
  administrative expenses                                 71,353         32,119           (430)(2)       103,825
                                                                                           783 (2)
                                                     -----------    -----------    -----------       -----------
Operating income                                          24,246          7,080            539            31,865
                                                     -----------    -----------    -----------       -----------
Other income (expense):
  Investment income, net                                     628           --                                628
  Interest expense                                        (3,656)          (239)        (4,063)(4)        (7,958)
                                                     -----------    -----------    -----------       -----------
                                                          (3,028)          (239)        (4,063)           (7,330)
                                                     -----------    -----------    -----------       -----------
Income before income taxes
  and minority interests                                  21,218          6,841         (3,524)           24,535
Income taxes                                              (8,110)        (2,657)         1,357            (9,410)
Minority interests                                          (116)          --                               (116)
                                                     -----------    -----------    -----------       -----------
Net income                                           $    12,992    $     4,184    $    (2,167)      $    15,009
                                                     ===========    ===========    ===========       ===========

Earnings per share:
  Primary                                            $       .93                                     $      1.09
                                                     ===========                                     ===========
  Fully diluted                                      $       .91                                     $      1.06
                                                     ===========                                     ===========

Weighted average shares outstanding:
  Primary                                                 13,760                                          13,760
                                                     ===========                                     ===========
  Fully diluted                                           14,192                                          14,192
                                                     ===========                                     ===========









      The accompanying notes to unaudited pro forma condensed consolidated financial statements are an integral part of this statement.

                                 ITEM 7(b)(iii)

                          WATSCO, INC. AND SUBSIDIARIES
               NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS


(1) The Unaudited Pro Forma Condensed Consolidated Financial Statements give effect to the purchase by Watsco, Inc. ("Watsco") of all the issued and outstanding capital stock of Baker Distributing Company ("Baker"). The pro forma information is based on the historical financial statements of Watsco and Baker. The acquisition will be accounted for under the purchase method of accounting.

    The Unaudited Pro Forma Condensed Consolidated Financial Statements may not necessarily be indicative of the results that would actually have been obtained had the acquisition of Baker occurred on the dates indicated or which may be obtained in the future. In the opinion of Watsco's management, all adjustments necessary to present fairly such Unaudited Pro Forma Condensed Consolidated Financial Statements have been included. The pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements and related notes of Watsco and Baker.

(2) The estimated purchase price for Baker is $65.3 million, including estimated acquisition expenses. Goodwill, representing the excess cost over the net assets acquired, will be amortized over a 40 year period. A reconciliation of the net assets of Baker to be acquired to the total estimated purchase price is as follows:

    Fair value of net assets                             $31,742
    Adjustment of inventory to FIFO cost basis             4,393
    Assets not purchased -
         Due from parent                                  (3,545)
         Employee receivables                               (584)
    Liabilities not assumed -
         Federal and state income tax liability              673
         Deferred compensation under stock
           appreciation rights plan, net of
           related tax benefit                             1,288
    Excess of purchase price over net assets acquired     31,333
                                                      ----------
         Total                                           $65,300
                                                      ==========

(3) The inventories included in the historical financial statements of Baker are stated under the last-in, first-out method. Subsequent to the acquisition of Baker, such inventory amounts will be stated by Watsco based on the first-in, first-out (FIFO) method. These amounts represent adjustments to reflect inventories and cost of sales using the FIFO method as if Baker valued inventories under the FIFO method as of the beginning of each year presented in the accompanying pro forma condensed consolidated financial statements.

(4) Watsco intends to use borrowings under its current revolving credit agreement to fund the acquisition of Baker's capital stock.

(5) Represents pro forma income taxes at a blended statutory rate of 38.5%.